Exhibit 10.4

Restated and Amended External Manufacturing Agreement

Whereas, Columbia Electrical Contractors, Inc. d/b/a Columbia Tech (“Columbia Tech”), a Massachusetts corporation with a principal place of business of 27 Otis Street, Westborough, MA 01581, through itself and its Affiliates, as hereinafter defined, provides contract manufacturing services;

Whereas, Cynosure, Inc., a Delaware corporation with a principal place of business at 5 Carlisle Road, Westford, Massachusetts 01886 (“Customer”) desires to have products they designed manufactured by another party; and

Whereas, Columbia Tech and Customer (collectively “Parties” or individually “Party”) wish to amend and restate the External Manufacturing Agreement entered between the Parties on December 23, 2015.

Now, therefore, Columbia Tech and Customer agree as follows:

1.	ORDERS: For purposes of this Agreement, the term Columbia Tech shall mean and include its Affiliates. Customer may from time to time during the term of this Agreement request that Columbia Tech manufacture, assemble, and test goods designed by the Customer (the “Products”) by sending a purchase order by fax or email to such locations as Columbia Tech may designate by written notice to the Customer (“Purchase Order”). Any such Purchase Order will clearly designate the Products to be manufactured, assembled, and tested, the delivery date, the delivery location, the choice of freight carrier, and any freight carrier account number that Customer may have with the freight carrier (“Applicable PO Terms”). Any other terms and conditions appearing on the Purchase Order shall be null and void, and the terms and conditions of this Agreement shall control. Columbia Tech may either: (i) agree to manufacture the Product by beginning work or by sending an express confirmation to the Purchase Order, or (ii) Columbia Tech may decline to manufacture the Product by failing to begin work or sending a rejection notification within three (3) days after the receipt of the Purchase Order. Any Purchase Order accepted by Columbia Tech shall be referred to as an Order. The Applicable PO Terms and the terms of this Agreement shall govern any Order.

2.	SPECIFICATIONS: Prior to Columbia Tech’s manufacture of any Product, Customer shall provide Columbia Tech with all instructions, drawings, specifications, tests, procedures, processes, and other information necessary to manufacture and build the Products pursuant to any Order (collectively the “Specifications”). Columbia Tech will not be responsible for performing an action or have any duty to Customer, except where Columbia Tech fails to follow the Specifications or the terms in this Agreement; and then only such actions that are not contrary to any law, rule or regulation.

Flexibility, Integrity, and Trust for more than 125 years

3.	QUALITY STANDARDS: Columbia Tech agrees to maintain adherence to the quality requirements and perform all tasks during the term of this Agreement as more specifically shown on Exhibit A (“Quality Addendum”). The Quality Addendum shall be collectively referred to as the “Quality Requirements.” The parties agree that the Quality Requirements replaced and superseded the Cynosure Quality Agreement with Columbia Tech dated April 1, 2009, which has been terminated and remains without any further legal effect. In addition, the Parties agree that (i) the External Manufacturing Agreement by and between Cogmedix and Customer dated March 16, 2012 and (ii) the Cynosure Quality Agreement effective as of February 4, 2011 by and between Cogmedix and Customer, upon execution and delivery of this Agreement, are hereby terminated and without any further legal effect.

4.	DELIVERY: Customer shall designate the requested delivery date (the “Delivery Date”) and delivery location on the Purchase Order for the Products. Once a Purchase Order has been accepted, deliveries may not be rescheduled by the Customer without Columbia Tech’s written consent. Columbia Tech will only ship to locations within the domestic forty-eight states (excluding Alaska and Hawaii). Shipments to foreign countries will require a separate written agreement between the parties with supplemental terms and conditions. Customer or Customer’s designee shall have five (5) days to accept the Products after they are delivered to Customer’s specified delivery location. After such five (5) day period, the Products will be deemed to have been accepted, and such acceptance may not be revoked. The five (5) day period for acceptance shall not increase the Warranty Period (as defined in Section 7 below) which shall begin to run on the Delivery Date.

All shipments of Products by Columbia Tech to Customer locations within Massachusetts shall be DAP (Intercoms 2010). In the event that the parties later agree to any other shipment outside of Massachusetts, all such shipments shall be EXW (Intercoms 2010).

5.	PRICE: The purchase price to be paid for the Products shall be the amount shown on a Purchase Order accepted by Columbia Tech. Prices may change on future orders.

6.	PAYMENTS: Customer payment terms are Net thirty (30) days.

7.	WARRANTIES:

a.	Workmanship. Subject to the limitations included herein and within the Warranty Period, Columbia Tech warrants to the Customer that all Products will have been manufactured in accordance with the Specifications. In addition, Columbia Tech warrants to Customer that all Products will be free from defects in workmanship for a period of thirteen (13) months from the Delivery Date (the “Warranty Period”).

Flexibility, Integrity, and Trust for more than 125 years

b.	Materials. Subject to the limitations included herein and within the Warranty Period, Columbia Tech shall on behalf of the Customer enforce warranties on materials that Columbia Tech obtains from its vendors and suppliers on the materials in the Products (“Vendor Warranties”) or, at Customer’s request and to the extent allowable, assign such Vendor Warranties to Customer. Columbia Tech shall have no liability on the materials outside of its reasonable effort to enforce (or if applicable, assign) Vendor Warranties.

c.	Title. Columbia Tech warrants that Columbia Tech is able to provide title to the Products to the Customer free and clear of any liens or encumbrances.

d.	Intellectual Property. Columbia Tech warrants that its pre-existing manufacturing processes will not infringe any third party’s intellectual property rights. Columbia Tech makes no warranty on any intellectual property right of the Customer in any assembly, process, design, product, expression or article of manufacture supplied by the Customer, contained in the Specifications, or arising in result of compliance with the Specifications.

e.	Preconditions to Warranty Repair. Customer and Columbia Tech shall cooperate on identifying the cause of failures prior to Columbia Tech performing any warranty work. If the defect is reported during the Warranty Period, Customer shall immediately thereafter request return, repair, replace, refund or credit instructions to Columbia Tech (the “RMA instructions”).

f.	Special Provisions for PCBs. Notwithstanding any other term herein, Columbia Tech shall be responsible for all labor and retesting involved in the replacement of defective materials on printed circuit boards (“PCB”) so long as such defective materials are covered under the Vendor Warranty.

g.	Remedies for Warranty. Subject to the limitations and except as otherwise provided herein, Columbia Tech, at its sole discretion, agrees promptly to replace, correct, or refund any Products not conforming to the warranties set forth in this Section 7 when notified of the cause of the nonconformity by the Customer within the Warranty Period. Columbia Tech will issue a return material authorization (an “RMA”) specifying the remedy chosen by Columbia Tech.

(i)	Should Columbia Tech give RMA instructions for refund, then Columbia Tech may issue such refund as the Customer shall direct (1) as a credit to the account of the Customer or (2) as a direct payment to Customer.

Flexibility, Integrity, and Trust for more than 125 years

(ii)	Should Columbia Tech give RMA instructions for repair, then Columbia Tech shall use best commercial efforts to repair defective Product, subject to material availability, and the time necessary for Columbia Tech to order parts from its suppliers. Columbia Tech may require Customer to ship the defective Product, DDP (Columbia Tech’s dock ship) (Incoterms 2010) using packaging methods and packing materials of Columbia Tech’s choosing, If the failure of the Products was due to Columbia Tech’s workmanship and the defective Product was received within the Warranty Period or due to Columbia Tech’s failure to manufacture according to specifications, Columbia Tech shall reimburse the Customer for Customer’s reasonable costs for shipment of the defective Products back to Columbia Tech from Customer’s domestic United States address. Columbia Tech shall ship any replacement Products, or corrected Products to the Customer at its domestic United States address.
(iii)	Should Columbia Tech choose to replace the Product, then Columbia Tech will ship the replacement to the domestic United States location of Customer. The time for replacement shall be subject to material and manufacturing lead times then in effect for the Products.
(iv)	Under no circumstances will Columbia Tech be responsible for any duties, fees, or other obligations associated with the import or export of any item outside the United States for any of the repair remedies.

h.	Exclusions and Limitations. This warranty does not cover damage caused by materials, services, designs, specifications, instructions, tests or information supplied by the Customer or failures which result from accident, misuse, abuse, neglect, mishandling, alteration or modification by anyone other than Columbia Tech. EXCEPT FOR THE RECALL REMEDIES SHOWN IN SUBSECTION 7(i) BELOW, CUSTOMER’S SOLE REMEDY FOR ANY WARRANTY CLAIM SHALL BE THE REPAIR OR REPLACEMENT OF THE PRODUCTS. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES (WHETHER EXPRESS OR IMPLIED) INCLUDING, WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

i.	RECALL- CUSTOMER SHALL BE SOLELY RESPONSIBLE FOR ALL RECALL EVENTS, provided that Columbia Tech shall have the following responsibilities and obligations for any recall event:
(a)	Up to the lesser of:

Flexibility, Integrity, and Trust for more than 125 years

(A) the remaining limits shown in subsection 7(i)(c) or

(B) fifty thousand dollars ($50,000) per annual year,

in the event:

(X)	(I) any governmental agency having jurisdiction shall request or order a product recall,
(II)	if Customer shall determine in its sole discretion to undertake any corrective action with respect to any product manufactured by Columbia Tech; and
(Y)	such actions are not subject to subsection 7(i)(b),

then, Columbia Tech will use best commercial efforts, upon Customer’s request, to support inquiries and requests for supportive documentation in a timely manner and aid Customer in determining potential root causes.

Should the limits in Section 7(i)(a) be exhausted, Columbia Tech shall continue to assist Customer with requests for supportive documentation in a timely manner and aid Customer in determining potential root causes; however, all such assistance will be billed at Columbia Tech’s then standard hourly rates plus the cost of any expenses. Customer agrees to pay all such charges.

(b)	Up to the limits shown in subsection 7(i)(c), in the event a product recall is required under the United States Food and Drug Administration’s regulations by the FDA or by Customer as determined by Customer in its sole discretion and such product recall is caused by Columbia Tech’s beach of the warranty provisions in Section 7(a) for product either within or outside the Warranty Period (“Recalled Product”), Columbia Tech shall (A) reimburse Customer for any transit costs associated with shipping any Recalled Products from the field to Columbia Tech’s dock, (B) replace all Recalled Products with new or refurbished product, (C) reimburse Customer for any transit costs associated with shipping such refurbished products to the field; and (D) pay Customer for its Consequential Damages. Customer will remain solely responsible for all costs in coordinating the recall, except as otherwise provided herein. “Consequential Damages” shall mean the amounts, costs, or economic loss that Customer has incurred or suffered solely and directly associated with a recall made pursuant to this section.
(c)	Columbia Tech and each of its Affiliates combined maximum liability for any of its obligations and responsibilities associated with a recall under Section 7(i)(b)(A)-7(i)(b)(C) shall not exceed, on an annual calendar year basis, an aggregate amount of one million dollars ($1,000,000) (“Recall Cost Cap”). In addition, Columbia Tech and each of its Affiliates combined maximum liability for any of its obligations and responsibilities associated with a recall under Section 7(i)(b)(D) shall not exceed, on an annual calendar year basis, an aggregate amount of one million dollars ($1,000,000) (“Consequential Damages Cap”). For avoidance of doubt, the amounts contributing to the Recall Cost Cap shall include, but not be limited to, any payment paid by Columbia Tech to Customer pursuant to Section 7(i)(b)and Columbia Tech’s cost of labor for performing any of the actions listed in Section 7(i)(a). Amounts paid toward the Recall Cost Cap shall be separate and non-contributing to amounts paid to the Consequential Damages Cap.

Flexibility, Integrity, and Trust for more than 125 years

8.	INVENTIONS/PATENT RIGHTS: Unless modified by a separate addendum, Customer shall own any enhancements to Customer’s intellectual property created by Columbia Tech pursuant to this Agreement (“Inventions”). Columbia Tech shall own any enhancement to Columbia Tech’s manufacturing processes. Third parties shall retain ownership of any their pre-existing intellectual property and enhancements made thereto. At Customer’s request, sole cost and expense, Columbia Tech will perform all lawful and necessary acts, sign all patent, trademark and copyright applications, oaths, assignments and other papers necessary to apply for, obtain and assign to Customer and enforce the patents, trademarks and copyrights for any and all such Inventions. Columbia Tech’s duty to enforce any intellectual property right shall only include responding to reasonable requests from Customer based upon Customer’s actions in policing Customer’s own intellectual property. Columbia Tech shall not have any independent responsibility or duty to police any patent or initiate any legal action against infringers of any intellectual property. Customer shall conduct and pay for all costs, expenses and other aspects of any patent, trademark or copyright application, prosecution, renewal, or policing process, including but not limited to, the assignment of intellectual property to Customer, all searches of intellectual property, attorney’s fees and all other expenses incident thereto.

9.	RELEASE/INDEMNIFICATION:
(a) (1)	Subject to the limitations set forth in Sections 9(a)(2) Columbia Tech agrees to release, discharge, indemnify, protect, defend and hold harmless Customer and all directors, officers, employees, and agents from and against any all claims, actions, losses, expenses, damages and other liabilities, including reasonable attorneys’ fees (collectively “Damages”) incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, or are caused by third party claims relating to: (i) any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Columbia Tech uses to manufacture, assemble and/or test the Products; provided that, Columbia Tech shall not have any obligation to indemnify Customer if such claim would not have arisen but for Columbia Tech’s manufacture, assembly or test of the Product in accordance with the Specifications; or (ii) any actual bodily injury or property damage caused, or alleged to be caused, by the, but only to the extent such injury or damage has been caused by the breach by Columbia Tech of its express limited warranties related to Columbia Tech’s workmanship and manufacture in accordance with the Specifications as set forth in Section 7 hereof; (collectively the “CT Indemnified Acts”).

Flexibility, Integrity, and Trust for more than 125 years

(2)	Columbia Tech’s indemnification obligation pursuant to Section 9 (a) (1) shall not exceed, on an annual calendar year basis, an aggregate amount of three million dollars ($3,000,000) minus any amount paid for indemnification by any of Columbia Tech’s Affiliates (for clarity, excluding any amounts attributable to the Recall Cost Cap and Consequential Damages Cap) (the “Negligence Cap”)

(b) (1)	Customer shall release, discharge, indemnify, protect, defend and hold harmless Columbia Tech and its shareholders, directors, officers, employees, Affiliates and agents from and against Damages incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, or are caused by third party claims relating to: (i) any failure of any Product to comply with any safety standard to the extent that such failure has not been caused by Columbia Tech’s breach of its express limited warranties set forth in Section 7; (ii) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product or its use (including, but not limited to, any liability for the design of the product), but only to the extent such injury or damage has not been caused by Columbia Tech’s breach of its express limited warranties set forth in Section 7; or (iii) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Columbia Tech.

(c)	“Affiliates” shall mean, for each of Customer and Columbia Tech, any corporation, limited liability company, trust, partnership, or any other form of business that is under the same common control of each of Customer and Columbia Tech, including but not limited to any company having the same shareholder(s) as Columbia Tech (including, Cogmedix, Inc.).

Flexibility, Integrity, and Trust for more than 125 years

(d)	With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its own expense. The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within ten (10) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel (at its own expense) separate from the counsel employed by the indemnifying party. The indemnifying party shall have the full and complete authority to settle, compromise or discharge of such third-party claim,

10.	SAFETY/WARNINGS /COMPLIANCE WITH LAWS: Customer accepts and assumes all liability and responsibility for any and all safety testing, labeling and warnings in connection with any of the Products manufactured by Columbia Tech pursuant to any Order. Customer agrees to take any and all actions necessary or desirable actions to ensure that the Products manufactured by Columbia Tech pursuant to any Order and the use thereof comply with all federal, state or local laws, including any regulatory requirements. Columbia Tech’s performance of any regulatory duty or function shall not waive or change the duties and obligations of the parties pursuant to this section.

11.	INSURANCE: Customer shall maintain in full force and effect necessary insurance to operate its business. Without limiting the foregoing, Customer shall maintain insurance policies set forth below, at its sole cost and expense, written by companies with an A.M. Best’s Insurance Guide rating of A or better, (i) Product Liability Insurance in the amount of two million dollars ($2,000,000) (ii) General Liability in the amount of two million dollars ($2,000,000), and (iii) an umbrella policy in the amount of ten million dollars ($10,000,000). Customer will provide Columbia Tech with properly executed certificates of insurance upon request and shall notify Columbia Tech, no less than thirty (30) days in advance, of any reduction or cancellation of the above coverages.

Columbia Tech shall maintain in full force and effect necessary insurance to operate its business. Without limiting the foregoing, Columbia Tech shall maintain insurance policies set forth below, at its sole cost and expense, written by companies with an A.M. Best’s Insurance Guide rating of A or better, (i) Product Liability Insurance in the amount of two million dollars ($2,000,000), (ii) General Liability in the amount of two million dollars ($2,000,000), and (iii) an umbrella policy in the amount of ten million dollars ($10,000,000). Columbia Tech will provide Customer with properly executed certificates of insurance upon request and shall notify Customer, no less than thirty (30) days in advance, of any reduction or cancellation of the above coverages.

Flexibility, Integrity, and Trust for more than 125 years

12.	WAIVER: Any waiver by any party of its rights under this Agreement shall be in writing and signed by the party waiving such right. The failure of either party to enforce any of the provisions of this Agreement or any rights in respect thereto, or to exercise any election herein provided, shall not waive such provisions, rights or elections or subsequent breaches thereof. Columbia Tech’s performance of any regulatory duty or function, or the appearance of any such duty in the Quality Requirements Checklist, shall not waive or change the duties and obligations of the parties pursuant to this Agreement.

13.	RELATIONSHIP OF PARTIES: The relationship of the parties shall be that of independent contractors and not as partners or joint ventures. Each party is, and is intended to be, engaged in its own and entirely separate business.

14.	ASSIGNMENT/BENEFIT: This Agreement and the rights and obligations in connection herewith and therewith may not be assigned by the either party without the prior written consent of the other party, provided that either party may assign this Agreement to an acquirer of all or substantially all of the capital stock or assets of the assigning party, whether through purchase, merger, consolidation or otherwise. The assigning Party shall give the other Party prompt written notice of the assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns. Additionally, Columbia Tech may subcontract all or any part of any its obligations hereunder with prior written permission of Customer, provided that Columbia Tech remains fully responsible for any permitted subcontracted work.

15.	NOTICES: All notices and other communications given hereunder shall be in writing and deemed to have been given when (i) personally delivered, (ii) one (1) business day after delivery to a nationally recognized overnight courier service, (iii) upon the written confirmation of receipt following the transmission of a telecopy or (iv) three (3) days after being mailed by certified mail, postage prepaid, to the addresses of Columbia Tech or Customer as set forth in the preamble of this agreement or to such other addresses as either party hereto may request by notice given as aforesaid.

16.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

17.	JURISDICTION AND VENUE: COLUMBIA TECH AND CUSTOMER IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE SERVICES, THE PRODUCTS OR ANY DOCUMENT, INSTRUMENT OR TRANSACTION IN CONNECTION HEREWITH OR THEREWITH SHALL BE HEARD OR LITIGATED EXCLUSIVELY IN COURTS HAVING SITUS WITHIN THE CITY OF WORCESTER OR PART OF THE SUBURBAN AREA, COMMONWEALTH OF MASSACHUSETTS. COLUMBIA TECH AND CUSTOMER CONSENT AND SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY, COUNTY AND STATE AND IRREVOCABLY WAIVE ANY RIGHT TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING OR OBJECT TO THE JURISDICTION OF ANY SUCH COURT OVER THE PARTY HERETO.

Flexibility, Integrity, and Trust for more than 125 years

18.	PERSONNEL: Customer shall not solicit or employ the employees of Columbia Tech, for a period of twelve (12) months following the termination of this Agreement

19.	TERM: This Agreement shall remain in effect until terminated. Either party may terminate this Agreement by providing the other party one hundred eighty (180) days prior written notice. In the event of cancellation or termination (regardless of whether such cancellation or termination is with or without cause), Customer shall pay for all finished products, work in process, materials on hand and all costs of cancelling commitments made by Columbia Tech. Customer shall pay finished products at the agreed upon Invoice Price. Customer shall pay for work in process at Columbia Tech’s cost of materials plus ten percent (10%), and the cost of labor at Columbia Tech’s then applicable labor rate plus ten percent (10%). Customer shall pay for all materials on hand and the cost of cancelling any commitment at Columbia Tech’s actual cost plus ten percent (10%). Clauses 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 21, 22, 23 and 24 shall survive any termination

20.	JIGS, FIXTURES AND TOOLING: Any jigs, fixtures or tooling purchased by Customer shall remain the property of Customer after the termination of this Agreement. All such jigs, fixtures and tooling supplied to Columbia Tech shall be properly labeled by Customer.

21.	HEADINGS: Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

22.	CHANGE ORDERS: Any changes to any Purchase Order, instructions or Specifications, in whole or in party, must be approved in writing by both parties prior to implementation. Columbia Tech shall have the right to increase Prices in conjunction with any Change Order, and may also increase any production schedule necessary to implement the change order after written communication with Customer. Columbia Tech shall continue to work on all active orders until a change order is signed by both parties.

Flexibility, Integrity, and Trust for more than 125 years

23.	LIMITATION OF LIABILITY AND EXCLUSIVE REMEDY: In addition to any other exclusion that may appear in this Agreement except for the liability of Columbia Tech under Section 7(i) Recall, under no circumstances shall Columbia Tech or Customer be responsible to the other for any incidental damages, consequential damages, indirect damages, lost profits of any nature, loss of reputation, or loss of orders, even if due to breach of contract or breach of warranty or the triggering of the Columbia Tech indemnification obligations. Except for the obligations under Section 7(i) Recall and Section 9 Indemnification, Customer’s exclusive remedy for any loss shall be the repair, replacement, or refund of the applicable price, at Columbia Tech’s sole discretion, of the Products. For clarity and avoidance of doubt, Columbia Tech’s obligations under Section 7(i) and Section 9 will be limited by the Recall Cost Cap, Consequential Damages Cap and Negligence Cap (the “Caps”), and Caps shall be reduced by any amount paid by any Affiliate of Columbia Tech for the same or similar liability.

All reimbusements, payments or other liabilities of Columbia Tech to Customer (collectively a “Reimbursable Loss”) pursuant to this Agreement resulting from and arising from the same, continuous, related or repeated conditions or incidents will be treated as arising out of one “Reimbursable Event” for purposes of applying the Recall Cost Cap, Consequential Damages Cap and the Indemnification Cap . In no event will any Reimbursable Loss claimed and paid under one “Reimbursable Event” be recoverable under any other Reimbursable Event or recoverable by aggregating caps in multiple years when the Reimbursable Loss would have been limited by a limitation if submitted and paid all within the same year. Regardless of the number of years this Agreement may continue in force, and of the number Products manufactured which may be payable or paid, or of any other circumstances whatsoever, Columbia Tech’s liability for Reimbursable Losses will not be cumulative from year to year or period to period. When Columbia Tech and another Affiliate of Columbia Tech (e.g. Cogmedix, Inc.) both work on Products, the combined liability for the Reimbursable Event shall not exceed the amounts of the Caps if the Reimbursable Event occurred with only one party’s participation.

24.	PREVIOUS ORDERS. Both parties agree that the previous Purchase Orders shown at Attachment B shall be subject to the terms and conditions recited in this Agreement.

25.	EMPLOYEES AND ACCESS TO BUSINESS PREMISES: Columbia Tech and Customer both acknowledge that the other may from time to time have access to the other Company’s business premises. Columbia Tech and Customer covenant and warrant that they have adequate general liability insurance and worker’s compensation insurance to cover any employee, agent, or representative that is given access to the business premises of the other. Columbia Tech and Customer also covenant they will follow any rules established by the other for access to the business premises. Columbia Tech and Customer also expressly warrant they will pay all employment taxes, benefits taxes and salary of their respective employee’s, and nothing in this agreement shall confer employment status on any person. Upon request, either party shall deliver to the other certificates of insurance evidencing their insurance coverage. Neither Columbia Tech nor Customer is given any express license to enter the other’s business premises by virtue of this Agreement.

Flexibility, Integrity, and Trust for more than 125 years

26.	CONFIDENTIALITY. In the event the parties have previously signed a Non-Disclosure Agreement (the “NDA”), the terms and conditions of that Agreement shall be integrated herein. In the event of any conflict between the NDA and this Agreement, this Agreement shall control.

27.	SEVERABILITY: If any provision (or sub-provision) of this Agreement is declared invalid by a court of competent jurisdiction, such provision (or sub-provision) shall be ineffective only to the extent of such invalidity, so that the remainder of the provision and all remaining provisions of this Agreement will continue in full force and effect.

28.	FORCE MAJEURE: Columbia Tech shall not be liable for delays in or non-performance of its obligations under this Agreement as a result of strikes, lockouts, fires, war conditions, accidents, foreign or domestic governmental controls or other actions, embargoes or other causes beyond such Columbia Tech’s control, including but not limited to, any delay from receiving material from one of Columbia Tech’s suppliers.

29.	ENTIRE AGREEMENT: This Agreement (and any Addendums) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all previous negotiations, agreements and representations between the parties, written or oral, with the exception of any NDA, all of which shall be deemed to be merged into this Agreement. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall be deemed fully executed and entered into on the date of execution by the last signatory required hereby.

Flexibility, Integrity, and Trust for more than 125 years

30.	TRAINING: Upon Columbia Tech’s request, Customer shall provide training any process, know how, skill, or other technique needed for Product manufacture to any persons designated by Columbia Tech.

Signed Under Seal, this 25th day of April, 2016.

Columbia Electrical Contractors, Inc.	Vice President of Finance and Administration Cynosure, Inc.

Christopher Palermo

Title: President, Chief Financial Officer
Name: Timothy W. Baker

Flexibility, Integrity, and Trust for more than 125 years

ATTACHMENT A- QUALITY REQUIREMENTS

1.	Quality Compliance

Columbia Tech must have in place a viable Quality System; ISO 9001:2008 or ISO 13485:2003, with exclusions. Columbia Tech agrees to provide documented certification to these industry standards or to allow Customer to perform an audit to determine such conformity. For avoidance of doubt, Columbia Electrical Contractors, Inc. d/b/a Columbia Tech currently has in place an ISO 9001:2008 with exclusions and Cogmedix, Inc. has in place an ISO 13485:2003 with exclusions.

Columbia Tech agrees to notify Customer in writing within thirty (30) days of any significant changes in the following area:

•	Company Ownership
•	Senior Organizational Structure
•	Interruption of supply chain for raw materials which may impact confirmed PO’s deliveries.
•	Manufacturing locations
•	Changes in outsourced processes
•	Quality System Registrations

2.	Documentation

Columbia Tech agrees to retain records and documentation for products, parts, and components purchased by Customer for seven (7) years from the date of component manufacturing or services rendered.

3.	Warranty and Non-Conforming Product

Columbia Tech agrees to respond to all Non-Conforming Reports (“NCRs”) with utmost urgency. For each NCR issued from Customer to Columbia Tech, the most appropriate Interim Corrective Action shall be jointly discussed and agreed-upon. Customer agrees to provide sufficient details concerning any defect or non-conformance following an NCR issuance. Customer agrees to receive Return Materials Authorization (“RMA”) number before returning any product to Columbia Tech. For each agreed upon NCR, Columbia Tech agrees to provide a response that details the Root Cause (“RC”) and Permanent Corrective Action (“CA”) for each NCR. The RC/CA response shall be accompanied with data whenever possible, including, but not limited to verification of the CA. The goal for the RC/CA response shall be thirty (30) days from NCR issuance. If Columbia Tech requires additional time to complete the RC/CA for a particular NCR, Columbia Tech shall proactively communicate to the Customer and the projected time to respond will be agreed-upon on a case by case basis.

Flexibility, Integrity, and Trust for more than 125 years

4.	Inspections/Audits

Customer has the right upon reasonable notice to Columbia Tech and during regular business hours and under the obligations with respect to confidentiality, to inspect and audit the facilities being used by Columbia Tech (or any third party) for production, product testing, and storage of product to assure compliance by Columbia Tech (and its suppliers) with (i) all applicable written product requirements provided by Customer, (ii) Quality Assurance Requirements, and (iii) the terms and provisions of this Agreement. Columbia Tech will within thirty (30) days, to the Customer’s satisfaction, remedy or cause the remedy of any deficiencies which may be noted in any such audit, or present to Customer a written plan to remedy such deficiencies as soon as possible. Columbia Tech shall also agree, with Customer’s assistance as reasonably required, to host any unannounced inspection performed by the Customer’s Notified Body as required per MDD 93/42/EEC.

5.	Recall and Corrective Action

In the event any governmental agency having jurisdiction shall request or order a product recall, or if Customer shall determine to undertake, any corrective action with respect to any product manufactured by Columbia Tech, Columbia Tech will reasonably support inquiries and requests for supportive documentation in a timely manner and aid Customer in determining potential root causes.

6.	Improvements and Changes to Product

From time to time during the term on this Agreement, either party may submit to the other party proposals for the adoption, implementation or development of any product improvement. “Improvement” shall mean any significant change, modification or development to the Product, the method of using the Product, the Specification or the raw materials. In no event shall any such improvement be implemented or made without the prior notification and approval of the Customer. If the parties agree on any such Improvement, they shall modify the Specifications to reflect the same. In the event of any Improvement, the Customer shall approve an appropriate qualification protocol via a change order to open PO’s.

Flexibility, Integrity, and Trust for more than 125 years

7.	Customer Equipment and Materials

(a) Customer owns any material provided by Customer to Columbia Tech (“Customer Material”) and any tooling or other equipment that Customer may provide (“Customer Equipment”) for use in performing Columbia Tech’s obligations under this Agreement. Columbia Tech will use all Customer Materials and Customer Equipment solely in the performance of its obligations under this Agreement and for no other purpose. Columbia Tech will use reasonable efforts to maintain security and confidentiality of, and prevent any damage or loss to, all Customer Materials and Customer Equipment.

(b) Columbia Tech agrees to use Customer Equipment at its own risk and will maintain all Customer Equipment in a safe and proper condition for the intended use.

8.	MEDICAL DEVICE REGULATORY COMPLIANCE (APPLICABLE TO COGMEDIX ONLY)

a) DISCLOSURES BY CUSTOMER: Customer hereby agrees to provide Cogmedix immediately upon request, a copy of Customer’s Pre-Market Authorization (if applicable) of the Products, any and all 510(k) filings submitted to the FDA for the Products, and anything deemed necessary to Cogmedix to assess risk or manufacture the Product.

b) SUPPLIERS: Customer shall take all responsibility for determining and approving any raw material or component parts for the Products. Additionally, Customer shall be responsible for any and all supplier evaluations in which: (1) the Customer is the supplier; (2) the supplier is designated by Customer to Cogmedix; or (3) the raw materials or component parts are only available from one source or one manufacturer. Cogmedix shall complete all other supplier evaluations.

c) PROCESSES AND EQUIPMENT VALIDATION: Cogmedix shall maintain calibration on any equipment owned by Cogmedix pursuant to any calibration requirement found in ISO13485 and 21 CFR 820. Customer shall be responsible for the calibration, validation, software, design and verification of all equipment and processes provided by Customer used in the manufacturing, servicing, or performing any action related to the Products (the “Controls”). Both parties shall maintain all Controls records for their own equipment and processes. Customer has provided Controls to Cogmedix and shall provide Controls records to Cogmedix upon any changes or additions.

d) COMPLAINTS: Cogmedix shall forward any user complaints on the Products to Customer, and Customer shall forward any reportable user complaints it receives on the Products to Cogmedix. Customer shall be solely responsible for all processing and analysis of all complaints. In the event the FDA imposes any duty upon Cogmedix for any complaint, then Customer shall cooperate with Cogmedix during Cogmedix’s investigation and remediation of said complaint.

Flexibility, Integrity, and Trust for more than 125 years

e) DOCUMENTATION: Each party shall be responsible for retention and identification of the documents in its control. Cogmedix shall at Customer’s reasonable request and notice provide Customer access at a Cogmedix facility with all Cogmedix documents and procedures used in the manufacture of Products, including but not limited to incoming inspection processes and quality inspection procedures and forms (collectively, “Cogmedix Documentation”). Both Parties shall ensure that all instructions and Cogmedix Documentation bear a unique identifying mark, including, but not limited to, any revision level required for filing in a Device History Record (“DHR”), or a Device Master Record (“DMR”), as such terms are defined in Chapter 21, Part 820 of Code of Federal Regulations or third parties that are necessary to comply with other quality, auditing, or regulatory standards now or in the future applicable to Cogmedix or the Products. Customer shall maintain a DMR and DHR for each type of Product that Cogmedix manufactures.

f) PRODUCT APPROVALS: Customer represents, warrants and covenants that all the Products have received all the necessary authorizations and approvals for any use specified, marketed or communicated to any customer and that the Products’ documentation will clearly list such intended uses (“Intended Uses”).

g) REMANUFACTURING: Not in scope of this agreement; should remanufacturing be required, an amendment will be required.

h) SERVICING: Customer shall be responsible for providing all documents and specifications for any repair work, including repairs made pursuant to the warranty section. Customer shall also be responsible for any and all servicing requirements in 21 CFR 820.200, including all requirements within 820.100. Cogmedix’s performance of any item in 21 CFR 820.200 shall not relieve Customer of its responsibility.

i) COGMEDIX’S SOLE RESPONSIBILITIES: Customer understands and agrees that Cogmedix will:

(a)	list itself pursuant to applicable FDA standards as the contract manufacturer for any Product where said Product is a finished device;
(b)	perform the tests specified and designed by the Customer, including the performance of any tests designed by the Customer and accepted in writing by Cogmedix (“Verification”), on the Products; and
(c)	perform risk management on Cogmedix processes.

Flexibility, Integrity, and Trust for more than 125 years

COGMEDIX SHALL TAKE NO OTHER DUTIES OR RESPONSIBILITIES WITH RESPECT TO ANY REGULATION.

j) STERILIZATION: Not in scope of this Agreement; should sterilization be required, an amendment will be required.

k) CUSTOMER’S SOLE RESPONSIBILITIES: Customer shall be solely responsible for ensuring that all other entities list the device pursuant to FDA requirements. Under no circumstances shall Cogmedix be considered to have any Specification. Customer shall remain solely responsible, excluding any requirements expressly listed by Cogmedix for verification, suppliers, validation or risk management as may appear in this Section, for:

i.	ALL Product tracking and recall functions;
ii.	ALL Product labeling requirements;
iii.	ALL packaging requirements;
iv.	ALL event reporting requirements;
v.	ALL design controls;
vi.	ALL risk management on Customer’s processes and Products;
vii.	ALL duties expressly mandated or implied for a specification designer; and
viii.	Any other duty whatsoever mandated by the FDA that is not expressly stated to be a duty of the contract manufacturer in 21 CFR 820, regardless of whether the duty is presumed to be part of the contract manufacturer, or has customarily been the duty of the contract manufacturer.

Flexibility, Integrity, and Trust for more than 125 years

ATTACHMENT B: PREVIOUS ORDERS SUBJECT TO THIS AGREEMENT

All previous Purchase Orders issued prior to the date of this Agreement shall be subject to the terms and conditions recited in this Agreement.

Flexibility, Integrity, and Trust for more than 125 years